SUB-ITEM 77Q3

AIM BASIC VALUE FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:  12/31/2008
FILE NUMBER: 811-2699
SERIES NO.: 8

72DD.  1 Total income dividends for which record date passed during the period.
         (000's Omitted)
         Class A                       $ 2,880
       2 Dividends for a second class of open-end company shares (000's Omitted)
         Class Y                       $    31
         Institutional Class           $   774

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
       1 Dividends from net investment income
         Class A                        0.0538
       2 Dividends for a second class of open-end company shares (form nnn.nnnn)
         Class Y                        0.0538
         Institutional Class            0.0254

74U.   1 Number of shares outstanding (000's Omitted)
         Class A                        59,618
       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
         Class B                        24,183
         Class C                        10,079
         Class R                         1,715
         Class Y                           645
         Institutional Class             3,521

74V.   1 Net asset value per share (to nearest cent)
         Class A                         13.20
       2 Net asset value per share of a second class of open-end company shares
         (to nearest cent)
         Class B                         11.75
         Class C                         11.75
         Class R                         13.03
         Class Y                         13.21
         Institutional Class             13.53
"